EXHIBIT 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 30, 2009, by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), the “Guarantors” a party hereto (the “Guarantors”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Agent for itself and the other Lenders from time to time a party to the Credit Agreement (as hereinafter defined) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”), and each of the undersigned “Lenders” (hereinafter referred to collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower, KeyBank, Agent and the other Lenders, among others, are party to that certain Senior Secured Revolving Credit Agreement dated as of December 29, 2006, (as the same may be varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders modify the Credit Agreement in certain respects and the Lenders have agreed to modifications on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements set forth hereinbelow, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, and as a material inducement to the Lenders to agree to such modifications, the parties do hereby covenant and agree as follows:

1. Definitions. Capitalized terms used in this Amendment, but which are not otherwise expressly defined in this Amendment, shall have the respective meanings given thereto in the Credit Agreement.

2. Modifications of the Credit Agreement. The Borrower, Agent and the Lenders do hereby modify and amend the Credit Agreement as follows:

(a) By deleting the definition of Funds from Operations in Section 1.1 of the Credit Agreement in its entirety and inserting in lieu thereof the following:

“Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis. “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and becoming effective January 1, 2009, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.”

(b) By deleting “Twenty Million Dollars ($20,000,000.00)” from Section 2.9(a)(ii) and inserting in lieu thereof the following:

“Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00)”

3. Commitment Reduction.

(a) Pursuant to the provisions of Section 2.3 of the Credit Agreement, the Borrower hereby requests a reduction in the Total Commitment from $95,000,000.00 to $50,000,000.00 (the “Commitment Reduction”) which Commitment Reduction shall also result in the pro rata reduction of the Lenders’ Commitments.

(b) Borrower hereby acknowledges and agrees that as of the Amendment Effective Date, Schedule 1.1 of the Credit Agreement shall be deleted in its entirety and Schedule 1.1 attached hereto shall be inserted in lieu thereof. The amount of each Lender’s Commitment shall be the amount set forth on Schedule 1.1 attached hereto and the Total Commitment under the Credit Agreement shall reflect the Commitment Reduction.

(c) No amount of the Total Commitment or of each individual Lender’s Commitment reduced pursuant to this Commitment Reduction may be reinstated or reborrowed, and the Lenders’ Commitments to lend such amounts are hereby terminated.

4. Conditions. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent (the date all such conditions have been satisfied or waived in writing by the Lenders hereinafter referred to as the “Amendment Effective Date”):

(a) No Default. There shall exist no Default or Event of Default.

(b) Representations and Warranties. The representations and warranties contained in Section 6 of the Loan Agreement shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Amendment Effective Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date).

(c) Modification Fee. The Borrower shall pay to Agent a modification fee (the “Modification Fee”) in the aggregate amount of $50,000.00 on the Amendment Effective Date to be applied pro rata to the accounts of each of the Lenders that have approved this Amendment as of the Amendment Effective Date by executing the applicable signature page attached hereto. Such fees shall be fully earned when paid and non-refundable.

(d) Facility Unused Fee. The Borrower shall pay to Agent for the pro rata accounts of the Lenders the full amount of any facility unused fee under Section 2.2 of the Credit Agreement then accrued on the amount of the Commitment Reduction.

5. References to Loan Agreement. All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement, as modified and amended herein.

6. Consent of Borrower and Guarantors. Borrower and Guarantors hereby acknowledge, represent and agree that the Loan Documents remain in full force and effect and constitute the valid and legally binding obligations of the Borrower and the Guarantors enforceable against such Persons in accordance with their respective terms.

7. Representations. Each of the Borrower and each Guarantor represents and warrants to Agent and the Lenders as follows:

(a) Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority of the Borrower and such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and such Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or such Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust or other charter documents of, or any agreement or other instrument binding upon, the Borrower or such Guarantor, or any of their respective properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of the Borrower or any Guarantor, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent, except, in the case of clauses (iii), (iv) or (vi) above, to the extent not reasonably expected to have a Material Adverse Effect.

(b) Enforceability. The execution and delivery of this Amendment are valid and legally binding obligations of the Borrower and the Guarantors, enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Approvals. The execution, delivery and performance of this Amendment and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

8. No Default. By execution hereof, the Borrower certifies that no Default or Event of Default has occurred and is continuing as of the date hereof or as of the Amendment Effective Date.

9. Waiver of Claims. Each of the Borrower and each Guarantor acknowledges, represents and agrees that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender, and the Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

10. Ratification. Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents and the Credit Agreement as modified and amended herein. Nothing in this Amendment shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower or any Guarantor under the Loan Documents.

11. Amendment as Loan Document. This Amendment shall constitute a Loan Document.

12. Counterparts. This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

13. Miscellaneous. This Amendment shall, pursuant to New York General Obligations Law Section 5-1401, be construed and enforced in accordance with the laws of the State of New York. This Amendment shall be effective upon the execution hereof by Borrower, Guarantors, Agent and the Lenders and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement. All captions in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

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SCHEDULE 1
LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Jason Weaver Facsimile: 216/689-4997	$18,420,000	36.84%
LIBOR Lending Office Same as above
Emigrant Realty Finance LLC 6 East 43rd Street, 22nd Floor New York, New York 10017 Attn: Michael A. Walsh Facsimile: (212) 850-4608	$10,525,000	21.05%
LIBOR Lending Office Same as above
Branch Banking and Trust Company 8200 Greensboro Drive, Suite 1000 McLean, Virginia 22102 Attn: Robert J. Madeja Facsimile: (703) 442-4025	$13,160,000	26.32%
LIBOR Lending Office Same as above
M&T Bank 25 S. Charles Street, 17th Floor Baltimore, Maryland 21201 Attn: Matt Lind Facsimile: (410) 545-2385	$7,895,000	15.79%
LIBOR Lending Office Same as above
TOTAL	$50,000,000	100%